Exhibit (d)(39)(ii)

BRIGHTHOUSE FUNDS TRUST I

AMENDMENT NO. 2 TO THE INVESTMENT ADVISORY AGREEMENT

(T. Rowe Price Mid Cap Growth Portfolio)

This Amendment No. 2 to the Investment Advisory Agreement (the “Agreement”) dated August 4, 2017, as amended, by and between Brighthouse Investment Advisers, LLC (the “Manager”) and T. Rowe Price Associates, Inc. (the “Adviser”) with respect to T. Rowe Price Mid Cap Growth Portfolio (the “Portfolio”), a series of Brighthouse Funds Trust I (the “Trust”), is entered into effective the 7th of March, 2022.

WHEREAS, the Agreement provides for the Adviser to provide certain investment advisory services for the Manager, for which the Adviser is to receive agreed upon fees; and

WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and, for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

(1) All references to the name of the Portfolio are changed from T. Rowe Price Mid-Cap Growth Portfolio to T. Rowe Price Mid Cap Growth Portfolio.

(2) Section 2 is amended and restated in its entirety to read as follows:

2. Obligations of and Services to be Provided by the Adviser. The Adviser undertakes to provide the following services and to assume the following obligations:

a. The Adviser shall manage the investment and reinvestment of the portfolio assets of the Portfolio, all without prior consultation with the Manager, subject to and in accordance with the investment objective, policies and restrictions of the Portfolio set forth in the Trust’s Registration Statement, as it relates to the Portfolio (the “Registration Statement”) and the Trust’s Declaration of Trust and Bylaws (collectively, the “Charter Documents”), as such Registration Statement and Charter Documents may be amended from time to time, in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to both regulated investment companies and segregated asset accounts under Subchapter M and Section 817(h) of the Internal Revenue Code of 1986, as amended (the “Code”) including but not limited to, the diversification requirements of Section 817(h) of the Code and the regulations thereunder and any written instructions, policies and guidelines which the Manager or the Trust’s Board of Trustees may issue from time-to-time in accordance therewith, and in accordance with all applicable provisions of law, including without limitation all applicable provisions of the 1940 Act and the rules and regulations thereunder. In pursuance of the foregoing, the Adviser shall make all determinations with respect to the purchase and sale of portfolio securities and shall take such action necessary to implement the same. The Adviser shall render such reports to the Trust’s Board of Trustees, the Manager and the Portfolio’s administrator as they may reasonably request concerning the investment activities of the Portfolio, including without limitation all material as reasonably may be requested by the Trustees of the Trust pursuant to Section 15(c) of the 1940 Act, and agrees to review the Portfolio and discuss the management of the Portfolio with representatives or agents of the Trust’s Board of Trustees, the Manager and the Portfolio’s administrator at their reasonable request. Unless the Manager gives the Adviser written instructions to the contrary, the Adviser shall, in good faith and in a manner which it reasonably believes best serves the interests of the Portfolio’s shareholders, timely direct the Portfolio’s custodian as to how to vote such proxies as may be necessary or advisable in connection with any matters submitted to a vote of shareholders of securities held by the Portfolio.

b. Absent instructions from the Manager to the contrary and to the extent provided in the Trust’s Registration Statement, as such Registration Statement may be amended from time to time, the Adviser shall, in the name of the Portfolio, place orders for the execution of portfolio transactions with or through such brokers, dealers or other financial institutions as it may select, including affiliates of the Adviser, provided such orders comply with Rule 17e-1 (or any successor or other relevant regulations) under the 1940 Act.

In the selection of brokers or dealers or other execution agents and the placing of orders for the purchase and sale of portfolio investments for the Portfolio, the Adviser shall seek to obtain for the Portfolio the best execution available. In using its best efforts to obtain for the Portfolio the best execution available, the Adviser, bearing in mind the Portfolio’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, breadth of the market in the security; price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience, execution capability, and financial stability of the broker or dealer involved; and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Board of Trustees and the Manager may determine and applicable law, including Section 28(e) of the Securities Exchange Act of 1934, the Adviser may cause the Portfolio to pay a broker or dealer that provides brokerage and research services to the Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Portfolio and to other clients of the Adviser as to which the Adviser exercises investment discretion.

Subject to seeking the most favorable price and execution, the Board of Trustees or the Manager may direct the Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment. To the extent the Adviser is directed to use only the specified brokers for the Portfolio, the Trust may pay higher commissions or other transaction costs or greater spreads, or receive less favorable net prices, on transactions for the Portfolio than would otherwise be the case if the Adviser used other or multiple brokers. Such direction regarding brokerage shall be in writing and subject to terms and conditions agreeable to the Adviser.

c. In connection with the placement of orders for the execution of the portfolio transactions of the Portfolio, the Adviser shall create and maintain all necessary records pertaining to the purchase and sale of securities by the Adviser on behalf of the Portfolio in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act. All records shall be the property of the Trust and shall be available for inspection and use by the SEC, the Trust, the Manager or any person retained by the Trust at all reasonable times. The Adviser will furnish copies of such records to the Manager or the Trust within a reasonable time after receipt of a request from either the Manager or the Trust. Where applicable, such records shall be maintained by the Adviser for the periods and in the places required by Rule 31a-2 under the 1940 Act.

d. In accordance with Rule 206(4)-7 under the Advisers Act, the Adviser has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Advisers Act and any rules thereunder by the Adviser and its supervised persons. Further, the Adviser reviews and shall continue to review, at least annually, its written policies and procedures and the effectiveness of their implementation and shall designate an individual (who is a supervised person) who is responsible for administering such policies and procedures.

e. The Adviser shall:

i. Comply with the Trust’s written compliance policies and procedures pursuant to Rule 38a-1 under the 1940 Act, provided such policies and procedures have been furnished in writing to the Adviser;

ii. Promptly provide to the Manager copies of its annual compliance review report (or a summary of the process and findings);

iii. Notify the Manager promptly of any contact from the SEC or other regulators or a Self-Regulatory Organization (“SRO”) (such as an examination, inquiry, investigation, institution of a proceeding, etc.) relating directly or indirectly to the Portfolio or that would have a material impact on the Adviser;

iv. Notify the Manager promptly of any material compliance matters (as defined in Rule 38a-1 under the 1940 Act) relating directly or indirectly to the Portfolio, the Trust, the Manager or the Adviser of which it is aware and actions taken in response to issues or items raised by the SEC, an SRO or other regulators; and

v. Promptly notify the Manager of any matter that would be material to the management of the Portfolio by the Adviser or its affiliated persons, in accordance with the requirements of Section 206 of the Advisers Act.

f. The Adviser shall (1) maintain procedures regarding the use of derivatives, and (2) provide such certifications and reports regarding the use of derivatives, including with respect to asset segregation, as may be reasonably requested by the Trust or the Manager.

g. The Adviser shall bear its expenses of providing services pursuant to this Agreement, but shall not be obligated to pay any expenses of the Manager, the Trust, or the

Portfolio, including without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments for the Portfolio; and (c) custodian fees and expenses.

h. The Adviser shall, as part of a complete portfolio compliance testing program, perform quarterly diversification testing under Section 817(h) of the Code. The Adviser shall provide timely notice each calendar quarter that such diversification was satisfied or if not satisfied, that corrections were made within 30 days of the end of the calendar quarter.

i. The Adviser shall be responsible for the preparation and filing of Schedules 13D and 13G and Form 13F on behalf of the Portfolio. For these reports, the Adviser shall only be responsible for reporting the assets of the Portfolio it is managing. The Adviser shall not be responsible for the preparation or filing of any other reports required of the Portfolio by any governmental or regulatory agency, except as expressly agreed to in writing.

j. The Adviser shall promptly provide reasonable and good faith fair valuations for any securities or other investments/assets in the Portfolio for which the Adviser believes current market quotations are not readily available or reliable. The Adviser acknowledges that it may from time to time receive in its capacity as agent for the Portfolio information that is relevant to valuation of securities or other investments/assets in the Portfolio and agrees to promptly provide any such information to the Manager. The Adviser may, in the event that it believes any such information constitutes material non-public information, notify the Manager to that effect.

k. The Adviser will notify the Trust and the Manager of any assignment of this Agreement or change of control of the Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Adviser, in each case prior to or promptly after, such change. The Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of any assignment by, or change in control of, the Adviser.

l. In accordance with Rule 17a-10 under the 1940 Act and any other applicable law, the Adviser shall not consult with any other subadviser to the Portfolio or any subadviser to any other portfolio of the Trust or to any other investment company or investment company series for which the Manager serves as investment adviser concerning transactions of the Portfolio in securities or other assets, other than for purposes of complying with conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

(3) Section 3 is revised to remove the following sentence from that section:

“Each month, the Manager will provide the Adviser with a worksheet accompanying payment of the subadvisory fee that sets forth the computation of the subadvisory fee.”

(4) Section 4 is amended and restated in its entirety to read as follows:

4. Activities of the Adviser. The services of the Adviser hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others and to engage in other activities, so long as the services rendered hereunder are not impaired.

The Adviser shall be subject to a written code of ethics adopted by it that conforms to the requirements of Rule 204A-1 of the Advisers Act and Rule 17j-1(b) of the 1940 Act, and shall not be subject to any other code of ethics, including the Manager’s code of ethics, unless specifically adopted by the Adviser.

(5) Section 7 is amended and restated in its entirety to read as follows:

7. Limitation of Trust’s Liability. The Adviser acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in the Trust’s Charter Documents. The Adviser agrees that any of the Trust’s obligations shall be limited to the assets of the Portfolio and that the Adviser shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of or other series of the Trust.

(6) Section 8 is amended and restated in its entirety to read as follows:

8. Renewal, Termination and Amendment. This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, for a period of one year and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance as to the Portfolio is specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Portfolio or by vote of a majority of the Trust’s Board of Trustees; and further provided that such continuance is also approved annually by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party. This Agreement may be terminated as to the Portfolio at any time, without payment of any penalty, by the Trust’s Board of Trustees, by the Manager or by a vote of the majority of the outstanding voting securities of the Portfolio upon 60 days’ prior written notice to the Adviser, or by the Adviser upon 90 days’ prior written notice to the Manager, or upon such shorter notice as may be mutually agreed upon. This Agreement shall terminate automatically and immediately upon termination of the Management Agreement between the Manager and the Trust. This Agreement shall terminate automatically and immediately in the event of its assignment, except as otherwise provided by any rule of, or action by, the SEC. The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act and the rules, regulations and interpretations thereunder. This Agreement may be amended by written instrument at any time by the Adviser and the Manager, subject to approval by the Trust’s Board of Trustees and, if required by applicable SEC rules, regulations, or orders, a vote of a majority of the Portfolio’s outstanding voting securities.

(7) Section 9 is amended to add the following as the last sentence of the first paragraph of that section:

“All information disclosed as required by law, rule or regulation shall nonetheless continue to be deemed confidential.”

(8) Section 11 is amended and restated in its entirety to read as follows:

11. Custodian. The Portfolio assets shall be maintained in the custody of its custodian. Any assets added to the Portfolio shall be delivered directly to such custodian. The Adviser shall provide timely instructions directly to the custodian, in the manner and form as required by the agreement between the Trust and the custodian in effect from time to time (including with respect to exchange offerings and other corporate actions) necessary to effect the investment and reinvestment of the Portfolio’s assets. The Adviser shall provide to the Manager a list of the persons whom the Adviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Portfolio.

(9) Section 12 is amended and restated in its entirety to read as follows:

12. Information. The Manager hereby acknowledges that it has been provided with a copy of Part II of the Adviser’s Form ADV at least 48 hours prior to the Manager’s execution of this Agreement.

(10) Section 13 is amended to add the following as the first sentence of that section:

“The Trust is an intended third-party beneficiary of this Agreement.”

(11) The following sections are added to the end of the Agreement:

14. Cooperation with Regulatory Authorities. The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

15. Notices. All notices hereunder shall be provided in writing, by facsimile or by e-mail. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by facsimile; or upon read receipt or reply if delivered by e-mail, at the following addresses:

If to Trust:	Brighthouse Funds Trust I

125 High Street, Suite 732
Boston, Massachusetts 02110
Attn: Kristi Slavin kslavin@brighthousefinancial.com (e-mail)

If to Manager:	Brighthouse Investment Advisers, LLC

125 High Street, Suite 732
Boston, Massachusetts 02110
Attn: Kristi Slavin

kslavin@brighthousefinancial.com (e-mail)

If to Adviser:	T. Rowe Price Associates, Inc. 100 East Pratt Street
Baltimore, MD 21202
Attn: Legal Subadvised Attorney
Email: Legal_Subadvised@troweprice.com

16. Delegation.

a. The Adviser may from time to time and with the written permission of the Manager delegate to any affiliate of the Adviser any or all of the responsibilities of the Adviser hereunder (but shall not delegate any of the rights of the Adviser hereunder); provided, however, that the Adviser shall be liable under this Agreement for any acts or omissions of any such affiliate to the same extent as if such acts or omissions were committed by the Adviser itself.

b. The Adviser shall compensate any such affiliate for its services with respect to the Portfolio from any fees paid to the Adviser by the Manager. In no event shall any such affiliate be entitled to any compensation hereunder from any person other than the Adviser (including without limitation the Manager, the Trust or the Portfolio).

c. In the event the Adviser terminates the delegation arrangement described in this section with respect to any such affiliate, the Adviser shall notify the Manager of such termination immediately after the Adviser has provided notice of such termination to the affiliate.

(12) All other terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the 7th day of March, 2022.

/s/ Kristi Slavin
Kristi Slavin
President, Brighthouse Investment Advisers, LLC

/s/ Terence Baptiste
By: Terence Baptiste
Vice President, T. Rowe Price Associates, Inc.